Exhibit 99.01

OGE Energy Corp. announces higher 2nd quarter results
2010 ongoing earnings guidance reaffirmed at the upper end of the range

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and Enogex LLC, today reported earnings of $0.78 per diluted share for the three months ended June 30, 2010, compared with $0.72 per diluted share for the second quarter of 2009.

OG&E, a regulated electric utility, contributed earnings of $0.61 per share in the second quarter, compared with earnings of $0.58 per share in the second quarter last year. Enogex, a midstream natural gas pipeline business, contributed earnings of $0.23 per share compared with earnings of $0.16 per share in the year-ago quarter. The holding company posted a loss of $0.06 per share in the second quarter, compared with a loss of $0.02 per share in the second quarter of 2009.

“We continue to see the benefits of the investments we have made in our utility and midstream businesses,” said Pete Delaney, OGE Energy chairman, president and CEO. “As a result, we are pleased to report continued growth in earnings at OG&E and Enogex.”

Discussion of Second Quarter 2010

OGE Energy’s consolidated gross margin on revenues was $381 million in the second quarter, compared with $320 million a year ago. Net income attributable to OGE Energy was $77 million in the second quarter, compared to $71 million in the year-ago quarter.

OG&E’s gross margin on revenues was $282 million in the second quarter, compared with $237 million in the comparable quarter last year.  The increase was due primarily to rate increases implemented in 2009 and other riders. Net income for OG&E was $60 million in the second quarter, compared with $56 million last year.

Enogex’s gross margin on revenues was $103 million in the second quarter, compared with $84 million in the comparable quarter last year. The increase was primarily due to higher natural gas liquids prices, a 19 percent increase in processing volumes and record natural gas gathering volumes. Net income for Enogex was $22 million in the second quarter, compared to $16 million a year earlier.

2010 Outlook

OGE Energy consolidated ongoing earnings guidance for 2010 is reaffirmed at $2.70 - $2.95 per average diluted share at the upper end of the range. The guidance assumes between approximately 98 million and 99 million average diluted shares outstanding and normal weather for the remainder of the year, and excludes the one-time charge associated with the new national health care law enacted in March 2010.

More information regarding the Company’s 2010 earnings guidance and second quarter results are contained in the Company's Form 10-Q filed today with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude the one-time non-cash charge of approximately $11.4 million or $0.11 per average diluted share associated with the elimination of the tax deduction for the Medicare Part D subsidy as a result of the new national health care law enacted in March 2010, are non-GAAP financial measures.  OGE Energy’s management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy’s fundamental core earnings power. OGE Energy’s management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors, and when communicating its earnings outlook to analysts and investors.  Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below.

Reconciliation of projected ongoing earnings (loss) to projected GAAP net income

(In millions)	Twelve Months Ended December 31, 2010

	OG&E		Enogex		Holding Company		Consolidated
	Low	High	Low	High	Low	High	Low	High
Ongoing earnings (loss)	$207.0	$217.0	$63.0	$85.0	$(13.0)	$(11.0)	$265.0	$290.0
Medicare Part D tax subsidy	(7.0)	(7.0)	(2.0)	(2.0)	(2.4)	(2.4)	(11.4)	(11.4)
Projected GAAP net income	$200.0	$210.0	$61.0	$83.0	$(15.4)	$(13.4)	$253.6	$278.6

Reconciliation of projected ongoing EPS to projected GAAP EPS

	Twelve Months Ended December 31, 2010

	OG&E		Enogex		Holding Company		Consolidated
	Low	High	Low	High	Low	High	Low	High
Ongoing EPS	$2.10	$2.20	$0.64	$0.86	$(0.13)	$(0.11)	$2.70	$2.95
Medicare Part D tax subsidy	(0.07)	(0.07)	(0.02)	(0.02)	(0.02)	(0.02)	(0.11)	(0.11)
Projected GAAP EPS	$2.03	$2.13	$0.62	$0.84	$(0.15)	$(0.13)	$2.59	$2.84

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2010 on Thursday, Aug. 5, at 8 a.m. CDT. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 779,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of Enogex LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project” and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company’s markets; environmental laws and regulations that may impact the Company’s operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company’s nonregulated business compared with the Company’s regulated utility business; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company’s Form 10-K for the year ended December 31, 2009.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(In millions, except per share data)

OPERATING REVENUES
Electric Utility operating revenues	$ 512.8	$ 425.3	$ 956.8	$ 762.0
Natural Gas Pipeline operating revenues	374.4	218.8	806.2	488.7
Total operating revenues	887.2	644.1	1,763.0	1,250.7

COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	218.9	176.4	457.8	335.5
Natural Gas Pipeline cost of goods sold	287.6	147.8	618.8	341.9
Total cost of goods sold	506.5	324.2	1,076.6	677.4

Gross margin on revenues	380.7	319.9	686.4	573.3
Other operation and maintenance	135.0	105.6	258.6	222.1
Depreciation and amortization	71.2	64.6	141.5	127.2
Impairment of assets	-	1.4	-	1.4
Taxes other than income	23.0	21.9	48.0	44.2

OPERATING INCOME	151.5	126.4	238.3	178.4

OTHER INCOME (EXPENSE)
Loss in earnings of unconsolidated affiliate	(1.3)	-	(1.3)	-
Interest income	-	0.4	-	1.1
Allowance for equity funds used during construction	2.3	3.9	4.6	5.2
Other income	3.4	6.5	6.5	13.0
Other expense	(3.7)	(2.7)	(6.1)	(5.0)
Net other income	0.7	8.1	3.7	14.3

INTEREST EXPENSE
Interest on long-term debt	33.4	31.9	67.0	63.3
Allowance for borrowed funds used during construction	(1.0)	(1.9)	(2.2)	(3.0)
Interest on short-term debt and other interest charges	1.6	1.7	3.3	4.1
Interest expense	34.0	31.7	68.1	64.4

INCOME BEFORE TAXES	118.2	102.8	173.9	128.3

INCOME TAX EXPENSE	40.3	31.9	70.8	39.8

NET INCOME	77.9	70.9	103.1	88.5

Less: Net income attributable to noncontrolling interest	0.6	0.4	1.6	1.2

NET INCOME ATTRIBUTABLE TO OGE ENERGY	$ 77.3	$ 70.5	$ 101.5	$ 87.3

BASIC AVERAGE COMMON SHARES OUTSTANDING	97.3	96.5	97.2	95.6
DILUTED AVERAGE COMMON SHARES OUTSTANDING	98.7	97.5	98.6	96.4

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.79	$ 0.73	$ 1.04	$ 0.91

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$ 0.78	$ 0.72	$ 1.03	$ 0.91

OGE Energy Corp.
financial and statistical data
(unaudited)	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$ 207.7	$ 167.6	$ 398.9	$ 303.9
Commercial	132.0	112.3	233.0	191.7
Industrial	52.8	43.0	98.3	75.8
Oilfield	40.4	33.2	76.0	62.1
Public authorities and street light	50.5	41.3	90.0	72.8
Sales for resale	14.5	12.0	31.2	24.7
Provision for rate refund	-	(0.4)	-	(0.6)
System sales revenues	497.9	409.0	927.4	730.4
Off-system sales revenues	7.5	8.6	13.9	14.5
Other	7.4	7.7	15.5	17.1
Total operating revenues	$ 512.8	$ 425.3	$ 956.8	$ 762.0

Sales of electricity - MWH (a) sales by classification
Residential	2.082	2.069	4.426	4.063
Commercial	1.754	1.704	3.163	3.090
Industrial	0.966	0.861	1.857	1.710
Oilfield	0.756	0.720	1.481	1.452
Public authorities and street light	0.784	0.759	1.426	1.412
Sales for resale	0.351	0.309	0.679	0.620
System sales	6.693	6.422	13.032	12.347
Off-system sales	0.202	0.305	0.339	0.495
Total sales	6.895	6.727	13.371	12.842

Number of customers	779,359	773,436	779,359	773,436

Average cost of energy per KWH (b) - cents
Natural gas	4.503	3.310	5.050	3.519
Coal	1.916	1.778	1.858	1.659
Total fuel	2.832	2.340	3.049	2.285
Total fuel and purchased power	3.127	2.624	3.334	2.601

Degree days
Heating
Actual	158	254	2,298	1,929
Normal	236	236	2,199	2,199
Cooling
Actual	737	637	745	660
Normal	547	547	555	555

NATURAL GAS PIPELINE
Operating revenues (before intercompany eliminations)	$ 270.0	$ 190.9	$ 554.2	$ 381.0
Operating income	$ 44.0	$ 32.6	$ 100.9	$ 64.4
Net income attributable to Enogex LLC	$ 22.3	$ 16.0	$ 49.7	$ 31.4
Net cash provided from operating activities	$ 129.3	$ 62.7	$ 159.0	$ 52.1
Capital expenditures	$ 62.7	$ 70.1	$ 95.6	$ 143.4

Gathered volumes - Tbtu/d (c)	1.33	1.25	1.30	1.25
Incremental transportation volumes - Tbtu/d (d)	0.41	0.57	0.44	0.49
Total throughput volumes - Tbtu/d	1.74	1.82	1.74	1.74

Natural gas processed - Tbtu/d	0.83	0.70	0.78	0.67

Natural gas liquids sold (keep-whole) - million gallons	50	26	92	48
Natural gas liquids sold (purchase for resale) - million gallons	121	85	220	154
Natural gas liquids sold (percent-of-liquids) - million gallons	8	9	15	17
Total natural gas liquids produced - million gallons	179	120	327	219

Average net sales price per gallon	$ 0.86	$ 0.66	$ 0.94	$ 0.64

Estimated realized keep-whole spreads (e)	$ 4.74	$ 3.50	$ 5.21	$ 3.20

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.
(e) The estimated realized keep-whole spread is an approximation of the spread between the weighted-average sales price of the retained NGL commodities and the purchase price of the replacement natural gas shrink. The spread is based on the market commodity spread less any gains or losses realized from keep-whole hedging transactions. The market commodity spread is estimated using the average of the Oil Price Information Service daily average posting at the
Conway, Kansas market for NGL and the Inside FERC monthly index posting for Panhandle Eastern Pipe Line Co.
Texas, Oklahoma for the forward month contract for natural gas prices.